Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Sigma Designs, Inc. on Form S-8 of our reports dated April 12, 2013, with respect to the consolidated balance sheets of Sigma Designs, Inc. and subsidiaries as of February 2, 2013 and January 28, 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended February 2, 2013 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 2, 2013, which reports appear in the February 2, 2013 annual report on Form 10-K of Sigma Designs, Inc.

/s/ ARMANINOLLP

San Jose, California
April 12, 2013